EXHIBIT 11


                               PEOPLES BANCORP INC. AND SUBSIDIARIES
                                 Computation of Earnings Per Share



(dollars in thousands, except share data)                  For the Three               For the Six
                                                            Months Ended              Months Ended
                                                              June 30,                  June 30,
                                                         1999         1998          1999        1998

                                                      ----------   ----------   ----------   ----------
BASIC EARNINGS PER SHARE
EARNINGS:
Net income ........................................   $    2,549   $    2,800   $    5,179   $    5,176

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding ........    6,281,877    6,329,995    6,298,652    6,325,825
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       BASIC EARNINGS PER SHARE ...................   $     0.41   $     0.44   $     0.82   $     0.82
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DILUTED EARNINGS PER SHARE
EARNINGS:
Net income ........................................   $    2,549   $    2,800   $    5,179   $    5,176

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding ........    6,281,877    6,329,995    6,298,652    6,325,825
Net effect of the assumed exercise of stock options
     based on the treasury stock method ...........      161,480      221,257      154,168      214,507
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          Total ...................................    6,443,357    6,551,252    6,452,820    6,540,332
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       DILUTED EARNINGS PER SHARE .................   $     0.40   $     0.43   $     0.80   $     0.79
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


* Adjusted for 10% stock dividend issued June 15, 1999, to shareholders of record as of May 28, 1999.